Exhibit 99.1


 Southwest Water Company Reports First Quarter 2006 Results; Revenues
   Increase to $50.8 Million, Net Income Increases to $0.8 Million


    LOS ANGELES--(BUSINESS WIRE)--May 10, 2006--Southwest Water
Company (NASDAQ:SWWC) today reported financial results for the quarter ended March 31, 2006.

    First Quarter 2006 Compared with 2005:

    --  Revenues increased 12.3% to $50.8 million from $45.2 million.

    --  Operating income doubled to $3.0 million from $1.5 million.

    -- Income from continuing operations increased to $0.7 million from a loss of $0.1 million.

    -- Net income was $0.8 million compared to a loss of $0.2 million.

    -- Diluted earnings per share increased to $0.03 from a loss of $0.01.

    Anton C. Garnier, Southwest Water chairman and chief executive officer, said, "We had one of the best first quarters in the company's history. While weather typically causes low levels of revenue and profitability in the first quarter, our solid results demonstrate the success of Southwest Water's strategy of geographic diversification. Contributors to the quarter over quarter results included organic growth and the recent acquisitions of profitable water, wastewater and contract operations companies."
    Operating income in the company's Utility Group increased to $5.3 million in the first quarter 2006 compared with $3.8 million in the first quarter 2005, primarily due to organic customer growth and increased consumption, offset by higher water production costs. Operating income in the Services Group was $1.1 million in the first quarter 2006 compared with $1.4 million in the first quarter 2005, primarily due to increased operating expenses, predominately fleet costs. Overall SG&A expenses were $8.4 million in the first quarter of 2006 versus $7.9 million in the first quarter 2005, representing 16.5% of revenues in 2006, a decrease from 17.4% of revenues in 2005.
    Total company funded capital expenditures were $7.4 million in the first quarter, representing on-going investment in increasing the company's utility rate base.

    Two Utility Acquisitions during the Quarter

    Garnier, commenting on additional growth in the quarter stated, "Our business model of both owning utilities and operating them for cities and municipalities places Southwest Water in the unique position of learning of acquisition opportunities as soon as they arise. During the quarter, we acquired a small water utility located near Austin, Texas that our Services Group has been operating for many years. We also acquired the right to provide water and wastewater utility service in another area near Austin. Although these acquisitions currently have a small effect on our financials, both offer attractive long term customer growth potential."

    Utility Group Compliant with New Arsenic Standards

    A new and more stringent US Environmental Protection Agency (EPA) standard for arsenic in water supplies became effective in 2006. With the completion of two capital projects in New Mexico during the first quarter, all of Southwest Water owned utilities are compliant with the new arsenic standards.

    Business Outlook

    The company reaffirms its guidance for 2006, assuming normal weather conditions, as follows:

    --  Revenue growth of 4% to 6%.

    -- Net income growth of 10% to 15% from 2005 income from continuing operations.

    -- Company funded capital expenditures of approximately $30 million.

    --  An effective tax rate of approximately 35%.

    Conference Call

    The company will provide more detail regarding its first quarter results in a conference call and Web cast to be held today, May 10, 2006, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company's Web site at www.swwc.com. For those unable to participate in the live Web cast, a replay will be available shortly after the call on the company's Web site.

    Southwest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including the company's 2005 Annual Report on Form 10-K and Quarterly Report for the quarter ended March 31, 2006 on Form 10-Q that the company anticipates filing shortly. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.


FINANCIAL HIGHLIGHTS - SOUTHWEST WATER COMPANY
(unaudited and in thousands, except per share amounts)


                                                 Three Months Ended
                                                     March 31,
                                                   2006     2005
                                                 -----------------

Operating revenues                               $50,802  $45,231

Operating income                                   3,017    1,485

Net income (loss)                                    772     (241)

Income (loss) per common share:
     Diluted                                       $0.03   $(0.01)

Weighted average outstanding common shares:
     Diluted                                      23,307   20,382

NOTE: Per share amounts and weighted average outstanding common shares reflect a 5% stock dividend on January 1, 2006.


CONSOLIDATED BALANCE SHEET INFORMATION
                                               March 31,  December 31,
                                                  2006        2005
                                               -----------------------

Current assets                                   $45,361     $47,746
Property, plant and equipment, net               350,986     344,821
Total assets                                    $449,645    $444,725

Current liabilities                              $35,756     $40,579
Long-term debt                                   122,577     117,603
Contributions in aid of construction              95,782      94,660
Stockholders' equity                             148,992     145,253
Total liabilities and stockholders' equity      $449,645    $444,725


    CONTACT: Southwest Water Company
             DeLise Keim, 213-929-1846
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com